Pricing supplement To product supplement B dated September 28, 2012, prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012	Pricing Supplement No. 1760B Registration Statement No. 333-184193 Dated May 24, 2013; Rule 424(b)(2)
Deutsche Bank AG
Structured Investments	Deutsche Bank $2,945,000 Capped Knock-Out Notes Linked to the Common Stock of Coach, Inc. due June 11, 2014
General
•
The notes are designed for investors who seek a return at maturity linked to the performance of the common stock of Coach, Inc. (the “Underlying”). The notes do not pay coupons or dividends and investors should be willing to lose a significant portion or all of their initial investment if the Final Price is less than 80.00% of the Initial Price. If the Final Price is not less than 80.00% of the Initial Price, investors will be entitled to receive a return on their investment equal to the greater  of (a) the Minimum Return of 5.00% and (b) the Underlying Return, subject to the Maximum Return of 21.05%. Any Payment at Maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing June 11, 2014†
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof
•	The notes priced on May 24, 2013 (the “Trade Date”) and are expected to settle on May 30, 2013 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Underlying:	Coach, Inc. (Ticker: COH)
Knock-Out Event:
A Knock-Out Event occurs if the Final Price is less than the Initial Price by an amount greater than the Knock-Out Buffer Amount. Therefore, a Knock-Out Event will occur if the Final Price is less than the Knock-Out Price.

Knock-Out Buffer Amount:	20.00%
Knock-Out Price:	$46.21, equal to 80.00% of the Initial Price
Minimum Return:	5.00%
Maximum Return:	21.05%
Payment at Maturity:
•  If a Knock-Out Event has occurred, you will be entitled to receive a cash Payment at Maturity that will reflect the Underlying Return. Accordingly, your Payment at Maturity per $1,000 Face Amount of notes will be calculated as follows:

$1,000 + ($1,000 x Underlying Return)
If a Knock-Out Event has occurred, you will receive the negative Underlying Return, and you will lose a significant portion or all of your investment at maturity.

•  If a Knock-Out Event has not occurred, you will be entitled to receive a cash Payment at Maturity that will reflect the performance of the Underlying, subject to the Minimum Return and the Maximum Return. Accordingly, the Payment at Maturity per $1,000 Face Amount of notes will be calculated as follows:

$1,000 + ($1,000 x the greater of (i) the Minimum Return and (ii) the Underlying Return, subject to the Maximum Return)
Any Payment at Maturity is subject to the credit of the Issuer.
Underlying Return:	The Underlying Return will be calculated as follows:
Final Price – Initial Price
Initial Price
Initial Price:	$57.76, equal to the Closing Price of the Underlying on the Trade Date
Final Price:	The Closing Price of the Underlying on the Final Valuation Date
Closing Price:
On any scheduled trading day, the last reported sale price of one share of the Underlying on the relevant exchange, as determined by the calculation agent multiplied by the then-current Stock Adjustment Factor.

Stock Adjustment Factor:
Initially 1.0, subject to adjustment upon the occurrence of certain corporate events affecting the Underlying. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.

Trade Date:	May 24, 2013
Settlement Date:	May 30, 2013
Final Valuation Date†:	June 6, 2014
Maturity Date†:	June 11, 2014
Listing:	The notes will not be listed on any securities exchange.
CUSIP/ISIN:	25152RDA8 / US25152RDA86
† Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 4 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Fees(1)	Proceeds to Issuer
Per note	$1,000.00	$10.00	$990.00
Total	$2,945,000.00	$29,450.00	$2,915,550.00
 (1)  Please see "Supplemental Plan of Distribution" in this pricing supplement for information about fees.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,945,000.00	$401.70

JPMorgan
Placement Agent
May 24, 2013

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the product supplement B dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these notes are a part and the prospectus dated September 28, 2012. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement B dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005077/crt_dp33020-424b2.pdf

Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the product supplement, prospectus supplement, prospectus and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

What Is the Payment at Maturity on the Notes, Assuming a Range of Performances for the Underlying?

The following table illustrates a range of hypothetical Payments at Maturity on the notes. The table and the examples below reflect the Minimum Return of 5.00%, the Knock-Out Buffer Amount of 20.00% and the Maximum Return of 21.05%, and assume a hypothetical Initial Price of $50.00 and a Knock-Out Price of $40.00, equal to 80.00% of the hypothetical Initial Price. The actual Initial Price and Knock-Out Price are set forth on the cover of this pricing supplement. The results set forth below are for illustrative purposes only. The actual return on the notes will be based on whether or not a Knock-Out Event occurs and on the Underlying Return, both of which will be based on the performance of the Underlying. The numbers appearing in the table and examples below have been rounded for ease of analysis.

Hypothetical Final Price	Underlying Return	Return on the Notes	Payment at Maturity
$100.00	100.00%	21.05%	$1,210.50
$95.00	90.00%	21.05%	$1,210.50
$90.00	80.00%	21.05%	$1,210.50
$85.00	70.00%	21.05%	$1,210.50
$80.00	60.00%	21.05%	$1,210.50
$75.00	50.00%	21.05%	$1,210.50
$70.00	40.00%	21.05%	$1,210.50
$65.00	30.00%	21.05%	$1,210.50
$60.53	21.05%	21.05%	$1,210.50
$60.00	20.00%	20.00%	$1,200.00
$57.50	15.00%	15.00%	$1,150.00
$55.00	10.00%	10.00%	$1,100.00
$52.50	5.00%	5.00%	$1,050.00
$51.50	3.00%	5.00%	$1,050.00
$50.00	0.00%	5.00%	$1,050.00
$47.50	-5.00%	5.00%	$1,050.00
$45.00	-10.00%	5.00%	$1,050.00
$40.00	-20.00%	5.00%	$1,050.00
$37.50	-25.00%	-25.00%	$750.00
$35.00	-30.00%	-30.00%	$700.00
$30.00	-40.00%	-40.00%	$600.00
$25.00	-50.00%	-50.00%	$500.00
$20.00	-60.00%	-60.00%	$400.00
$15.00	-70.00%	-70.00%	$300.00
$10.00	-80.00%	-80.00%	$200.00
$5.00	-90.00%	-90.00%	$100.00
$0.00	-100.00%	-100.00%	$0.00

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The price of the Underlying increases 30.00% from the Initial Price of $50.00 to a Final Price of $65.00. Because the Final Price of $65.00 is greater than the Knock-Out Price of $40.00, a Knock-Out Event has not occurred. Because the Underlying Return of 30.00% is greater than the Maximum Return of 21.05%, the investor receives the Maximum Return and a Payment at Maturity of $1,210.50 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 21.05%) = $1,210.50

Example 2: The price of the Underlying increases 10.00% from the Initial Price of $50.00 to a Final Price of $55.00. Because the Final Price of $55.00 is greater than the Knock-Out Price of $40.00, a Knock-Out Event has not occurred. Because the Underlying Return of 10.00% is greater than the Minimum Return of 5.00%, the investor receives the Underlying Return and a Payment at Maturity of $1,100.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 10.00%) = $1,100.00

Example 3: The price of the Underlying decreases 10.00% from the Initial Price of $50.00 to a Final Price of $45.00. Because the Final Price of $45.00 is greater than the Knock-Out Price of $40.00, a Knock-Out Event has not occurred. Because the Underlying Return of -10.00% is less than the Minimum Return of 5.00%,  the investor receives the Minimum Return and a Payment at Maturity of $1,050.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 5.00%) = $1,050.00

Example 4: The price of the Underlying decreases 50.00% from the Initial Price of $50.00 to a Final Price of $25.00. Because the Final Price of $25.00 is less than the Knock-Out Price of $40.00, a Knock-Out Event has occurred. Because the Underlying Return is -50.00%,  the investor receives the Underlying Return and a Payment at Maturity of $500.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x -50.00%) = $500.00

Selected Purchase Considerations

•
CAPPED APPRECIATION POTENTIAL – The notes are linked to the performance of the Underlying and provide the opportunity to receive at least the Minimum Return of 5.00% and to participate in any appreciation of the Underlying, up to the Maximum Return on the notes of 21.05%, if a Knock-Out Event does not occur.  Therefore, if a Knock-Out Event has not occurred, you will be entitled to receive a return at maturity equal to the greater of (i) the Minimum Return and (ii) the Underlying Return, subject to the Maximum Return.  If a Knock-Out Event has occurred, you will be entitled to receive at maturity a return on the notes equal to the negative Underlying Return, and you will lose a significant portion or all of your investment in the notes. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
RETURN LINKED TO THE PERFORMANCE OF THE UNDERLYING — The securities are linked to the performance of the common stock of Coach, Inc. (the “Underlying”). For more information on the Underlying, please see “The Underlying” in this pricing supplement.

•
TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your notes (including at maturity) and (ii) your gain or loss on the notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlying. In addition to these risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your investment. The return on the notes at maturity is based on whether or not a Knock-Out Event occurs and on the Underlying Return. If the Final Price is less than the Initial Price by an amount greater than the Knock-Out Buffer Amount of 20.00%, a Knock-Out Event occurs, and your investment will be fully exposed to any decline in the Underlying. Under these circumstances, you will lose a significant portion or all of your investment in the notes.

•
THE RETURN ON THE NOTES IS LIMITED BY THE MAXIMUM RETURN — If a Knock-Out Event does not occur, you will be entitled to receive at maturity a return reflecting the performance of the Underlying, subject to the Minimum Return of 5.00% and the Maximum Return of 21.05%. If a Knock-Out Event occurs, you will be entitled to receive at maturity a return reflecting the decrease in the price of the Underlying. Therefore, regardless of whether or not a Knock-Out Event occurs, the maximum Payment at Maturity will be $1,210.50 per $1,000 Face Amount of notes, and you will not benefit from any increase in the price of the Underlying in excess of 21.05%. Any Payment at Maturity is subject to our ability to pay our obligations as they become due.

•
YOU WILL NOT BE ENTITLED TO THE MINIMUM RETURN IF A KNOCK-OUT EVENT OCCURS — If the Final Price is less than the Initial Price by an amount greater than the Knock-Out Buffer Amount of 20.00%, you will not be entitled to receive the Minimum Return. Under these circumstances, your investment will be fully exposed to the decline in the Underlying during the term of the notes, and you will lose a significant portion or all of your investment.

•	THE NOTES DO NOT PAY COUPONS — Unlike ordinary debt securities, the notes do not pay coupons and do not guarantee any return of the initial investment at maturity.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying would have.

•
THE NOTES ARE SUBJECT TO OUR CREDITWORTHINESS — The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations you might not receive the amount owed to you under the terms of the notes.

•
INVESTING IN THE NOTES IS NOT THE SAME AS INVESTING IN THE UNDERLYING — The return on your notes may not reflect the return you would realize if you directly invested in the Underlying. For example, you will not participate in any upside performance beyond the Maximum Return of the Underlying.

•
IF THE PRICE OF THE UNDERLYING CHANGES, THE VALUE OF YOUR NOTES MAY NOT CHANGE IN THE SAME MANNER — Your notes may trade quite differently from the Underlying. Changes in the market price of the Underlying may not result in a comparable change in the value of your notes.

•
ANTI-DILUTION PROTECTION IS LIMITED, AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — The calculation agent will make adjustments to the Stock Adjustment Factor, which will initially be set at 1.0, for certain events affecting the Underlying. The calculation agent is not required, however, to make adjustments in response to all corporate actions, including if the issuer of the Underlying or another party makes a partial tender or partial exchange offer for the Underlying. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Stock Adjustment Factor or any other terms of the notes that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Underlying described in the accompanying product supplement may be materially adverse to investors in the notes. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the notes.

•
SINGLE STOCK RISK — The price of the Underlying can rise or fall sharply due to factors specific to the Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Underlying and its issuer, please see “The Underlying” and “Coach, Inc.” in this pricing supplement and the issuer’s SEC filings referred to in those sections.

•
WE HAVE NO AFFILIATION WITH THE ISSUER OF THE UNDERLYING — The issuer of the Underlying is not an affiliate of ours and is not involved in any way in any of our offerings of the notes pursuant to this pricing supplement. Consequently, we have no control over the actions of the issuer of the Underlying, including any corporate actions of the type that would require the calculation agent to adjust the Payment at Maturity. The issuer of the Underlying has no obligation to consider your interest as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to the issuer of the Underlying.

•
PAST PERFORMANCE OF THE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying over the term of the notes may bear little relation to the historical prices of the Underlying and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY— While the payment(s) on the notes described in this pricing supplement is based on the full Face Amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, the price, if any, at which Deutsche Bank AG (or its affiliates) will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank AG (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — While we expect that, generally, the price of the Underlying will affect the value of the notes more than any other single factor, the value of the notes will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlying;

•	the time remaining to the maturity of the notes;

•	the dividend rate on the Underlying;

•	the real and anticipated results of operations of the issuer of the Underlying;

•	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the issuer of the Underlying;

•	interest rates and yields in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES MAY IMPAIR THE VALUE OF THE NOTES — We or one or more of our affiliates expect to hedge our exposure from the notes by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying and make it less likely that you will receive a positive return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. We or our affiliates may also engage in trading in instruments linked to the Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the notes.

•
WE AND OUR AFFILIATES AND AGENTS, OR JPMORGAN CHASE & CO. AND ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE UNDERLYING TO WHICH THE NOTES ARE LINKED OR THE VALUE OF THE NOTES — We, our affiliates and agents, and JPMorgan Chase & Co. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. We, our affiliates and agents, or JPMorgan Chase & Co. and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by us, our affiliates or agents, or JPMorgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Underlying to which the notes are linked.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. The calculation agent will determine, among other things, whether a Knock-Out Event has occurred, the Final Price, the Underlying Return and the amount that Deutsche Bank AG will pay you at maturity.  The calculation agent will also be responsible for determining whether a market disruption event has occurred. In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. The determination of a market disruption event or a Knock-Out Event by the calculation agent could adversely affect the amount payable at maturity.

•
THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates. The hedging or trading activities of our affiliates on or prior to the Trade Date or the Final Valuation Date could adversely affect the price of the Underlying and, as a result, could decrease the amount you may receive on the notes at maturity.

The Underlying

All disclosures contained in this pricing supplement regarding the Underlying are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates have participated in the preparation of, or independently verified, the adequacy or accuracy of information about any Underlying contained in this pricing supplement. You should make your own investigation into the Underlying.

Included in the following section is a brief description of the issuer of the Underlying. We obtained the closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Underlying as an indication of future performance. The Underlying is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the Underlying with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the Underlying under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Coach, Inc.

According to publicly available information, Coach, Inc. is an American marketer of accessories and gifts. Information filed by Coach, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-16153, or its CIK Code: 0001116132. Coach, Inc. is traded on the New York Stock Exchange under the symbol “COH.”

Historical Information

The following graph sets forth the historical performance of the common stock of Coach, Inc. based on the daily closing prices of the Underlying from May 17, 2008 through May 17, 2013. The closing price of the Underlying on May 24, 2013 was $57.76. We obtained the closing price of the Underlying below from Bloomberg, and we have not participated in the preparation of, or verified, such information.

The historical closing prices of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the Underlying on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates, acting as placement agents for the notes, will receive a fee from the Issuer of $10.00 per $1,000 Face Amount of notes.

Validity of Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the notes offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the notes and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.